EXHIBIT 99

FORM 5 JOINT FILER INFORMATION

Name:	Diversified Acquisition Trust UAD October 25, 2005

Address:	300 Chestnut Street, Suite 200 Needham, MA 02492

Designated Filer:	Geoffrey Eiten

Issuer and Ticker Symbol:	Dynamic Leisure Corporation [ DYLI ]

Date of Event Requiring Statement:	December 31, 2006

Signature:	By: /s/ Warran F. Baker
Warran F. Baker, trustee Diversified Acquisition Trust UAD October 25, 2005